Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
PEPLIN, INC.
     FIRST. The name of the corporation is Peplin, Inc. (the “Corporation”).
     SECOND. The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. The Corporation shall have authority to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The Corporation may issue 100,000,001 shares of Common Stock, $0.001 par value per share, of which 100,000,000 shares are designated “Common Stock” and 1 share is designated “Class B Common Stock.” The Corporation may issue 10,000,000 shares of Preferred Stock, $0.001 par value per share.
     The Class B Common Stock shall be redeemable by the Corporation, for a sum of $0.001 per share, upon and simultaneously with the initial issuance by the Corporation of any shares of Common Stock. The share of Class B Common Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase or other means), shall upon such reacquisition resume the status of an authorized and unissued share of Class B Common Stock, available for reissuance by the Corporation.
     The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          (a) The designation of the series, which may be by distinguishing number, letter or title;
          (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

          (c) The amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
          (d) Dates at which dividends, if any, shall be payable;
          (e) The redemption rights and price or prices, if any, for shares of the series;
          (f) The terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
          (g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
          (h) Whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
          (i) The voting rights, if any, of the holders of shares of the series generally or upon specified events; and
          (j) Any other rights, powers, preferences of such shares as are permitted by law.
     The Common Stock and Class B Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock and Class B Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders and shall not have cumulative voting rights, the Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, separately or together holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series or Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.
     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
     FIFTH. The name and the mailing address of the incorporator are as follows:
JoAnn Morgan
Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626-1925
     SIXTH. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. The stockholders of the Corporation shall not have the right to cumulative votes in the election of Directors.
     SEVENTH. (1) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The authorized number of directors constituting the Board of Directors shall be fixed from time to time solely by resolution of the Board of Directors and may not be fixed by any other person or persons.
     (2) From and after the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article FOURTH hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The Board may assign each director in office at the Effective Time to one of the three classes and, following such assignment, directors shall serve for the term of office applicable to such class. Class I directors shall initially serve until the first annual meeting of stockholders following the Effective Time; Class II directors shall initially serve until the second annual meeting of stockholders following the Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.
     (3) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, and may not be filled by any other person or persons. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

     (4) Except for Preferred Stock Directors, if any, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class. Elections of directors need not be by written ballot.
     (5) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FOURTH hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.
     EIGHTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the By-laws of the Corporation.
     Notwithstanding any other provisions of the Certificate of Incorporation or the By-laws of the Corporation and in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the Voting Stock, voting together as a single class, shall be required in order for stockholders to alter, amend or repeal any provision of the By-laws of the Corporation.
     NINTH. (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     (2) Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

     (3) The Corporation shall have the power, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended or supplemented, to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
     (4) Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     TENTH. Effective from and after the approval of initial listing of any class of the Corporation’s securities on a national securities exchange, no stockholder action may be taken except at a duly called annual or special meeting of stockholders of the Corporation and stockholders of the Corporation may not take any action by written consent in lieu of a meeting.
     ELEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     TWELFTH. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, the following Articles of this Certificate of Incorporation: Article FOURTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH and Article ELEVENTH.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be executed by its duly authorized officer on this 31st day of July, 2007.

/s/ JoAnn Morgan
JoAnn Morgan
Incorporator